Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON
PRESIDENT
(515) 232-6251

May 13, 2022

AMES NATIONAL CORPORATION ANNOUNCED THE APPOINTMENT OF CHAIRMAN OF THE BOARD AND DECLARED CASH DIVIDEND

AMES, IOWA - After serving on Ames National Corporation’s (the “Company”) Board of Directors for 15 years and as Chairman of the Board for five years, Thomas H. Pohlman has elected to resign as Chairman of the Board. Mr. Pohlman will remain on the Company’s Board of Directors until the end of his current term which expires April of 2023. John Nelson, Chief Executive Officer, and President of the Company commented, “We are thankful for the leadership that Tom has provided the Company and its affiliate banks as CEO, Chair, board member and President of First National Bank over the past 22 years. He has been a great mentor and sounding board for our management teams.” Mr. Pohlman will reach the Company’s policy maximum age for a director at the end of his current term.

On May 11, 2022, the Board of Directors appointed Patrick G. Hagan as Chairman of the Board beginning May 12, 2022. Pohlman will work closely with Mr. Hagan before his term ends to facilitate a smooth transition of his leadership role. Mr. Hagan has served as a director of the Company since 2017 and as director of the Company’s affiliate Boone Bank & Trust Co. since 2015. Mr. Hagan brings a wealth of leadership, business and banking experience. He retired in 2019, last serving as the Senior Vice President and Treasurer of Fairway Stores, Inc., a privately owned company operating grocery stores in Iowa, Illinois, Kansas, Minnesota, South Dakota, and Nebraska. Prior to joining Fairway, he served as an Executive Officer and Director at several community banks in Iowa. John Nelson added. “We are looking forward to Pat continuing to provide guidance and leadership for Ames National Corporation.”

On May 11, 2022, the Company declared a cash dividend of $0.27 per common share. The dividend is payable August 15, 2022, to shareholders of record at the close of business on August 1, 2022.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust NA, Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.